Exhibit 99.1

GWG HOLDINGS, INC. ANNOUNCES CORRECTION
TO NON-GAAP NET ASSET VALUE CALCULATION

MINNEAPOLIS, MN – August 19, 2016 – On August 12, 2016 (in its Quarterly Report on Form 10-Q) and August 16, 2016 (in an earnings press release), GWG Holdings, Inc. (Nasdaq: GWGH) reported non-GAAP net asset value of $111,858,000, or $18.72 per common share, at June 30, 2016, based on an aggregate redemption value of preferred stock of $24,418,000. Following the release of this information, GWG Holdings identified an error in calculation that had inadvertently omitted the redemption value of Redeemable Preferred Stock sold during the second quarter of 2016. As a result, the corrected aggregate preferred stock redemption value at June 30, 2016 was $34,799,000, resulting in a corrected non-GAAP net asset value of $101,477,000, or $16.98 per common share, at June 30, 2016.

Other than as explained above, all other information originally reported remains unchanged. The correction described herein has no impact on the company’s assets or stockholders’ equity, revenue, or income (loss) for the second quarter or the first six months of 2016, nor does it impact cash flow or liquidity.

About GWG Holdings, Inc.

GWG Holdings, Inc. (Nasdaq: GWGH) is a specialty finance company and a leader in the life insurance secondary market. GWG is dedicated to creating a vibrant life insurance secondary market for the economic benefit of seniors with life insurance who are seeking post-retirement financial solutions, investors seeking yield derived from non-correlated assets, financial advisors seeking value-added products and services for their clients, and shareholders seeking to gain from the realization of this marketplace. As of June 30, 2016, GWG’s growing portfolio consisted of over $1.1 billion in face value of policy benefits. Since 2006, GWG has purchased over $2 billion in life insurance policy benefits and paid seniors $357 million for their life insurance.

For more information about GWG Holdings, email info@gwglife.com or visit www.gwglife.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "would," "target" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about our estimates regarding future revenue and financial performance. We may not actually achieve the expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the expectations disclosed in the forward-looking statements we make. More information about potential factors that could affect our business and financial results is contained in our filings with the Securities and Exchange Commission. Additional information will also be set forth in our future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that we make with the Securities and Exchange Commission. We do not intend, and undertake no duty, to release publicly any updates or revisions to any forward-looking statements contained herein.

Investor Contacts:

Larry Clark (310) 622-8223

Financial Profiles, Inc.

GWGH@finprofiles.com

Media Contacts:

Rose Reifsnyder

Senior Vice President, Marketing

GWG Holdings, Inc.

(612) 840-7204

rreifsnyder@gwglife.com